EXHIBIT 99


                               NIKE, INC.
               FY07 Q2 Earnings Conference Call Transcript
                       Moderator: Pamela Catlett
                         December 20, 2006

Operator

Good afternoon, everyone. Welcome to the NIKE fiscal 2007 second quarter conference call. For those of you who need to reference today's press release, you'll find it at www.NIKEbiz.Com. Leading today's call will be Pamela Catlett, Vice President of Investor Relations.

Before I turn it over to Ms. Catlett, let me remind you that the presenters of this call will make forward-looking statements based on current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC including Forms 8-K, 10-K, and 10-Q. Some forward-looking statements concern futures orders that are not necessarily indicative of changes and total revenues for subsequent periods due to the mix of futures and at once orders, exchange rate fluctuations, order cancellations, and discounts, which may vary significantly from quarter to quarter. In addition, it's important to remember a significant portion of NIKE Incorporated's business including equipment, most of NIKE retail, NIKE Golf, Converse, Cole Haan, NIKE Bauer Hockey, Hurley, and Exeter Brands group are not included in these future numbers.

Finally, participants may discuss non-GAAP financial measures. A presentation of comparable GAAP measures and quantitative reconciliations can also be found at NIKE's website. This call might also include a discussion of non-public financial and statistical information which is also publicly available on that site www.NIKEbiz.com. Now I'd like to turn the call over to Pam Catlett, Vice President of Investor Relations.

Pamela Catlett - NIKE, Inc. Vice President of Investor Relations

Thank you, and good afternoon, everyone. And a happy holidays to all of you. Thank you for joining us today to discuss NIKE's fiscal 2006 second quarter results. We issued our results about an hour ago. If you need to reference results, as the Operator indicated, you can find the press release on our website which also includes the reconciliations between GAAP and non-GAAP reported items. Joining us on today's call are NIKE, Inc. CEO, Mark Parker; NIKE Brand President, Charlie Denson; and NIKE, Inc. Chief Financial Officer, Don Blair.

We're changing things up so we can maximize our time for your questions, which means both Mark and Don have brief prepared remarks. Charlie will be on hand for the questions period to give you his perspective and insight on the NIKE Brand. Now it's my pleasure to introduce NIKE, Inc.'s CEO Mark Parker.

Mark Parker - NIKE, Inc. President and Chief Executive Officer

Good afternoon everybody. Thanks for joining us today.

We're halfway through our current fiscal year, which is a great time to talk about where we are and, more importantly, where we're headed.

On our last call I reminded you of my priorities for the company-specifically, to generate top-line revenue, to leverage our costs and resources, and to extend our leadership in the industry.

So, how are we doing? In a word, I would say good. For the first half of fiscal year '07, we've added nearly $680 million in incremental revenue. In
Q2 revenue grew 10% \with all NIKE brand regions and Business Units increasing revenue over the prior year, and the other brands in the NIKE, Inc. portfolio grew by 21%. And, global futures are up 7%, our strongest futures number in a year. And, we've continued to return cash to shareholders with a
19% increase in our dividend and share 	repurchases of over $600 million
year to date.

The U.S. region continues to be a workhorse. Second quarter revenue increased 8% based on strong footwear increases and even stronger apparel performance.

Our EMEA region grew revenues 6% driven by strong performance in apparel, equipment, and retail. Our central European markets grew more than 30%.

In Asia Pacific, consumers continue to respond to the brand across the region. Revenue in the region grew 15% over last year, and over 30% in China. I also want to call out a recent survey of brand power conducted by The Wall Street Journal. That study named NIKE as the new consumer icon, and put NIKE among the 10 most admired companies in Asia. It's a strong validation of the authentic and relevant position NIKE has with Asian consumers.

We're working hard to elevate our competencies in every region. We continue to make deep connections with consumers, deliver innovative product, and raise the bar in presentation at retail. These competencies continue to pay off around the world.

Revenue drivers are also strong throughout the portfolio. Overall, revenue from our Other businesses grew 21%, with PTI up triple digits over the year. Converse is a great story. Revenue is up nearly 50%. Dwyane Wade was named SI's Sportsman of the Year and Footwear News named Converse "Brand of the Year" for 2006. Cole Haan revenues are up 9% over prior year, thanks to Dress Air product, strong retail performance, and a visit by Gordon Thompson to the Oprah show. In NIKE Golf revenues increased 6% over prior year, continuing a run only Tiger Woods could match.

The NIKE brand had a lot of big wins in key categories this quarter. NIKE+ is turning out to be huge. In less than 6 months NIKE + users have logged more than 3 million miles and there over 3 million Plus-ready shoes in the global marketplace and we expect that number to double by year end. Clearly, our confidence in this concept is proving to be accurate. In soccer, we launched the game's first signature collection with the world's dominant player, Ronaldinho. In college football, NIKE will be represented in 28 of the 32 college bowl games and for the 8th straight year a NIKE team will become national champion. Finally, Air Force 1, one of the most popular shoes in history, is set to launch a new generation of Air Force product at this year's NBA All-Star Game.

We're exercising the fiscal and operational discipline it takes to drive healthy margins. We are making progress on reducing the rate of inventory growth. It is still not where we want it to be, but I am confident we'll bring it inline with revenue by year-end. We have arrested the rate of decline in gross margins. We secured a big advantage with a more favorable long-term tax agreement in Europe. In short, we are pulling all the right levers to meet our long-term revenue and earnings goals, and to drive shareholder value.

Don will share some specifics with you in just a moment, but overall, we are pleased with our progress in delivering healthy and consistent growth. We're pleased, but not satisfied. We see long-term and immediate opportunities to grow. We're challenging ourselves and the industry to bring innovation and vigor to the marketplace. The industry can really benefit from change and leadership, and we're committed to both.

Internally we're taking steps to strengthen every aspect of our business. As you know, one of my priorities is to get after fewer, high-return opportunities, and we're doing that. Specifically, we have identified key categories that represent extensive growth opportunity.

These key categories are kind of like the Power Plays in sports. We're aligning every competitive advantage we have in our offense to attack and beat the competition. You'll hear more about this when we get together in February. We believe our category focus and segmentation will create a stronger NIKE and a stronger, more diverse, and differentiated marketplace.

These are exciting times for NIKE and our industry. The brand is strong, the company is growing, and we are accelerating our commitment to become even stronger, more focused, more competitive, and more influential. I am extremely confident about the future for NIKE, Inc. We are widely regarded as the innovation leader in the industry, but the NIKE I know is also the leader in passion, talent, commitment, and competitive fire. I wouldn't trade places with anybody. Now, I'll turn it over to Don to give you some financial highlights.

Don Blair - NIKE, Inc. Vice President and Chief Financial Officer

Thank you, Mark. We're very pleased with this quarter's strong growth in revenues and earnings per share. On an operating basis, we continued on the upward path we outlined for you earlier in the year; more on that in a moment. In the second quarter we also concluded a new 10-year agreement with the Dutch tax authorities. This agreement will significantly improve our cash flow and reduce our effective tax rate in fiscal 2007 and in future fiscal years. This benefit and the operating trends in our businesses around the world, leave us well positioned to deliver strong EPS growth for the year.

Reported revenues for the quarter grew 10%, as once again all three of our product business units and all four of our geographic regions delivered revenue growth for the quarter. Excluding the impact of the weaker dollar, revenues grew 9%. Our worldwide Apparel and Equipment businesses were particularly strong, each posting 11% growth and together adding $140 million of incremental revenue for the quarter. In addition, the businesses reported as "Other" grew more than 20% and delivered over $90 million of incremental revenue for the quarter, contributing nearly 3 points to our overall revenue growth. Futures orders scheduled for delivery from December through April
2007 grew 7% versus the prior year. Excluding the impact of currency changes, Futures orders were up a little over 5%.

Consolidated gross margins for the quarter were 10 basis points lower than last year's second quarter, continuing the trend of sequential improvement in the year-over-year comparisons. Currency changes did not have a material impact on consolidated gross margins. SG&A increased 16% for the quarter, driven by new accounting rules requiring expensing of stock options and higher demand creation spending. Excluding stock option expenses, which were $28 million for the quarter, we continued to deliver operating overhead leverage. Earnings per share for the second quarter increased 12%, as double digit revenue growth, a lower tax rate and fewer shares outstanding more than offset demand creation investments and stock option expenses.

In the first half of fiscal 2007 we delivered $377 million of Free Cash Flow from Operations and paid out $157 million in dividends. During the quarter, we also announced an increase in the per share dividend rate from 31 cents to 37 cents a quarter, effective for the dividend paid in January 2007. Year-to-date we've repurchased over 7.5 million shares of NIKE stock at a cost of $603 million. For the 12 months ended November 2006, our Return on Invested Capital was 21%. With that recap of our consolidated performance for the quarter, I'll now give you some additional perspective on our results.

In our European Region, which includes the Middle East and Africa, revenues grew 6% for the quarter, with three points of growth coming from currency changes. Excluding currency changes, all of the markets in the region except the UK and France posted higher sales. The emerging markets in the region grew over 30%, driven by strong results in Russia, South Africa and Turkey. Excluding currency effects, Footwear revenues declined 1% for the quarter, due primarily to weakness in the UK and France. However, we are seeing some signs of improvement, as European Footwear and Apparel futures orders for the next five months both increased versus the prior year.

Second quarter pretax income for Europe declined 18% to $159 million, reflecting lower gross margins and increased demand creation spending versus relatively low levels last year. We expect the profit picture in Europe to get better over the balance of the year as our gross margin comparisons improve and demand creation declines versus the heavy World Cup investment in last year's fourth quarter.

In the Asia Pacific Region, revenues increased 15% in the second quarter, driven by strong growth across all business units; currency changes had only a minimal impact on overall revenue growth. While most countries in the region reported double-digit sales growth on a currency neutral basis, China and Korea each grew about 30%. Revenues in Japan were up just over 1%.

For the quarter, Asia Pacific pretax income grew 21% to $140 million.
Revenue growth and gross margin improvements more than offset demand creation investments in the Just Do It campaign in China, the launch of NIKE+ in Japan and sports marketing across the region.

The Americas Region reported 4% revenue growth in the second quarter, with about 1 point of growth coming from stronger currencies. Excluding currency changes, double digit growth in nearly every market in the region offset softer results in Brazil and Canada. Pretax income for the quarter grew 4% to $60 million, driven primarily by higher revenues and improved gross margins, partially offset by higher demand creation spending versus relatively low levels last year.

Our largest region, the US, continued to deliver solid growth in Q2.
Revenues grew 8% for the quarter, driven by higher sales to most major wholesale accounts; overall sales at NIKE-owned Retail stores grew 11% for the quarter. Comp store sales at NIKEtown stores increased slightly for the quarter. Our US Footwear business grew 8% for the second quarter, reflecting mid-single digit growth in units and continued expansion in average price per pair. In the US, we've continued to outpace the growth of the overall market behind the success of our Performance Running, Jordan and Sports Culture lines. Apparel sales in the US grew 10% for the quarter, driven by 26% growth in NIKE branded Performance Apparel. Our US Equipment business returned to growth in the second quarter. Revenues rose 2% in the quarter as we continued to transition our bag and sock businesses from commodity styles to a more profitable performance positioning.

For the quarter, pretax profits for the US Region were essentially flat at $266 million. The growth in revenues was offset by lower Footwear and Retail gross margins, and demand creation investments focused on American Football, LeBron and NIKE+.

For the quarter, revenues from our Other businesses grew 21% to $527 million as every business in the group posted higher revenues. Converse led the way, as strong momentum in the US and internationally drove revenue growth of almost 50%. Second quarter pretax income for the Other businesses grew 136% versus the prior year quarter, reflecting higher revenues and improved gross margins.

Consolidated SG&A spending for NIKE, Inc. grew 16%. Currency changes contributed 1 point of SG&A growth for the quarter, while stock option expense accounted for 3 points of growth. Second quarter Demand Creation grew 27% versus relatively low spending levels last year, driven by advertising campaigns behind NIKE Air, LeBron, NIKE Pro and NIKE +. Operating overhead for the quarter increased 10%, with 4 points of growth due to the change in accounting for employee stock options. The remaining 6 points of operating overhead growth were due primarily to wage increases and the cost of new NIKE-owned retail stores, partially offset by savings from the timing of funding of the NIKE Foundation. In the second quarter, other income and expense was in line with the prior year and currency changes did not have a significant impact on pretax income growth.

Our effective tax rate for the second quarter was 27.2%, an improvement of nearly 8 points versus the prior year. In the second quarter, we concluded a tax agreement with the Dutch government that is effective for our fiscal years from 2006 through 2015. This agreement resulted in a retroactive benefit related to fiscal 2006 and the first half of fiscal 2007, which we recognized in our second quarter results. For the balance of fiscal 2007, we expect an effective tax rate of about 33.5%, bringing our estimated full year rate to about 32.5%. We believe the 33.5% rate to be sustainable for fiscal 2008 and forward, and will continue to work toward realizing additional tax opportunities in the future.

We continue to return cash to our shareholders in the form of dividends and share repurchases; a total of $776 million year to date. Even so, our balance of cash and short-term investments totaled $1.9 billion as of November 30, over $7 per diluted share on a gross basis and nearly $6 per diluted share, net of debt.

As of November 30, worldwide inventories were 15% higher than a year ago.
The rapid weakening of the dollar at the end of our second quarter had a significant impact on the growth in inventory, both in absolute terms and in relation to revenue growth. On a currency neutral basis inventory grew 11%, while revenue grew 9% on the same basis. Close-out inventories grew about 2% in constant dollars.

The rate of constant dollar inventory growth has been slowing since the third quarter of fiscal 2006. While inventories are not yet where we want them to be, we do not believe they will have a material negative impact on our results and we continue to expect the rate of inventory growth to fall below the rate of revenue growth by the fourth quarter of this fiscal year.

Accounts receivable as of November 30 were 10% higher than the prior year, in line with our revenue growth for the quarter. On a currency neutral basis, accounts receivable grew 7%, versus constant currency revenue growth of about 9%.

Our operating outlook for fiscal 2007 remains essentially unchanged from our previous conference call. Assuming stable exchange rates, we expect top line growth at a high-single digit rate for the balance of the year.

We expect FY07 gross margins to be at or slightly below FY06. Gross margins for the third quarter should be essentially in line with the prior year, while we're looking for some growth in the fourth quarter.

We expect SG&A to grow at a low double-digit growth rate for the year, reflecting low double digit to mid-teens growth in the third quarter and fourth quarter SG&A spending at or slightly below prior year levels. Stock option expense for the balance of the year should be about 14 cents per diluted share, incurred fairly evenly over the next two quarters. Excluding charges for expensing stock options, we expect to grow SG&A at or below the rate of revenue growth, driven by operating overhead leverage.

Interest income should continue at levels similar to the first half of the year.

We project increasing other expense in the second half of fiscal 2007, as foreign currency hedge losses increase, assuming continued dollar weakness.

As I mentioned earlier, we expect a balance of year effective tax rate of about 33.5%, bringing us to a full year rate of about 32.5%.

So, with this quarter in the books, we continue to expect to deliver a very good year in fiscal 2007. And now, we'll be happy to take your questions.

Operator

Thank you. We'll take our first question from Bob Drbul from Lehman Brothers.

Mark Parker - NIKE, Inc. President and Chief Executive Officer

 Hi, Bob.

Bob Drbul - Lehman Brothers Analyst

I guess the first question that I have is on the inventory. As you work the inventory down in line with revenues over the remainder of the year, do you expect any more margin pressure than sort of what we've seen so far in terms of your plans for third and fourth quarter? I mean, what are the risks around the margin side of it and getting that inventory down and in line with your outlook?

Don Blair - NIKE, Inc. Vice President and Chief Financial Officer

Well, we've assumed, Bob, the inventory outcomes that I just described in our guidance around gross margin, so those gross margin expectations include the fact that we think our inventories are going to be growing at a much slower pace in the back half of the year and really one of the keys to that is the expansion of our outlet network. We've been talking about this for the last couple of years but the outlet network gives us a lot of flexibility and the ability to liquidate close out inventory much more profitably. So at this point we feel that we've incorporated that in our forward gross margin guidance.

Bob Drbul - Lehman Brothers Analyst

Okay, and in terms of currency and in terms of how currency has impacted the business or expected to impact the business, when you make the comment around the inventory, would that be a real dollar reported number or would that be constant dollar in terms of the progress that you would expect to make?

Don Blair - NIKE, Inc. Vice President and Chief Financial Officer

Well, we would expect to make progress in constant currency. I can't predict where the real currency is going to be and I think this quarter was a great illustration of that. We're going to make progress in constant dollars and I believe based on where the currencies are likely to be we'll see it on a real dollar basis as well but I can't predict that with any real certainty.

 Bob Drbul  - Lehman Brothers Analyst

 Great. Thank you very much.

Operator

 We'll go next to Robby Ohmes with Banc of America Securities.

 Robby Ohmes  - Banc of America Securities Analyst

Oh, thank you very much. Hi, everybody. Couple of quick questions. On the U.S. future number, can you just tell us, roughly, the ASP versus unit component of that and I apologize if you said that already. And then the other question is can you give us the weighting of the futures window when you look at that number? Is it pretty consistent over the next six months or is it weighted towards the first half or the back half? And then the follow-up question is just comment -- a little more commentary on the apparel strength and how sustainable you think that is and what will drive that. And then on the footwear side what are the key products we should focus on as we look to spring '07. Thanks.

Pamela Catlett - NIKE, Inc. Vice President of Investor Relations

 Wow!

Don Blair - NIKE, Inc. Vice President and Chief Financial Officer

I may have to ask you to repeat some of those. First of all, the futures information, as we look forward on the futures we are seeing average selling prices ease. We have definitely seen quite a lot of average selling price expansion but the driver of futures going forward is primarily units and we've seen the average selling price ease. Front half, back half, third quarter is a little faster growth than the fourth and what was your second question?

 Robby Ohmes - Banc of America Securities Analyst

 It was on the apparel business.

Don Blair - NIKE, Inc. Vice President and Chief Financial Officer

 Yes.

Robby Ohmes - Banc of America Securities Analyst

It's been super strong and just what's driving that and what could continue to drive that growth as we look into calendar '07?

Mark Parker - NIKE, Inc. President and Chief Executive Officer

Well, let me comment on that. The apparel growth, we've actually been very pleased with where we are with apparel here in the last, actually, this year-to-date, particularly on the performance side of the business which is up significantly and that's driven a lot by the increases in the NIKE Pro business. We've had some healthy increases in basketball in the apparel side, led by USA basketball and we're very bullish on what's coming up with the Air Force One and the Air Force 25; both sport culture and performance stories that we have against basketball here in the next six months.

And then another big initiative for us, which really hits the market in April is what we call Premium Sport Essentials, which is really elevating our basic performance product in a very significant way. So the reaction to that and frankly, the women's fitness line is another one I'd point out, has been very very positive in all of our sales meetings around the world here over the last three to four weeks.

And on the footwear side, we're very bullish on performance here, coming into this next quarter. A lot of that will be driven by, in basketball the Air Force 25, which is inspired by the Air Force One; a stronger core running line; updates to both the Air Max 180 and 360; a new woman's dance line which has been received incredibly well. We have some product in football, or soccer, globally. I mentioned the Ronaldinho signature collection, which has gotten also great response. Of course, Lebron is out there now and doing quite well. NIKE Plus continues to be extraordinary and we see that just accelerating as we add more styles to NIKE Plus over this next 6 to 12 months. NIKE Free, we have a whole new collection coming out here later in the spring, a new Kobe signature shoe, a line of summer hoops basketball product. And then a considered design collection in our outdoor footwear line with a new collection in boots which has done incredibly well for us; a new sandal line; and then finally, a big emphasis on a Zoom Air collection that will premier in the fall season. So we've got a lot of ammo coming on both the performance and culture side in both footwear and apparel.

 Robby Ohmes - Banc of America Securities Analyst

Sounds terrific. Thanks a lot and I notice you didn't say anything about low profile. Is that because there's nothing going on there?

Mark Parker - NIKE, Inc. President and Chief Executive Officer

Absolutely not. I mean, I should say there's a lot going on there. We've had significant increases in our low profile, what we call Metro, the Metro slice of sport culture and footwear, and we've seen significant increases continue here over the past two years and we expect that to continue here through the spring into fall. The response to the new collection has been exceptional. So actually we're very bullish on that piece of the sport culture collection from NIKE.

 Robby Ohmes - Banc of America Securities Analyst

 Sounds great, guys. Thank you very much.

Pamela Catlett - NIKE, Inc. Vice President of Investor Relations

 Thanks, Robby.

Operator

 We'll go next to Margaret Mager with Goldman Sachs.

 Margaret Mager - Goldman Sachs Analyst

 Hi. Thanks and happy holidays to all of you.

Pamela Catlett - NIKE, Inc. Vice President of Investor Relations

 Thank you, Margaret.

Margaret Mager - Goldman Sachs Analyst

I have a couple questions. First of all, I missed the number on the demand creation increase in the quarter and if you could talk about where that is on a year-to-date basis and where you expect it to come out on a full year basis. Because I would expect that to be the bigger swing factor in the second half of the year in terms of boosting EPS growth rate. So if you could talk to that. And I'm also curious about what are the big campaigns that you'll be running. Mark, you just walked us through a ton of product things that are happening, but where are the marketing dollars going to be placed against in any sort of meaningful way in the next two quarters? And then if I could, on the gross margin, could you talk about how the weak dollar impacts the gross margin versus the other expense down to the EPS level? I get that one a lot from investors. And the other factors that have been influencing your gross margin recently, like rising raw material costs, where does that stand? Thanks.

Don Blair - NIKE, Inc. Vice President and Chief Financial Officer

Okay, the demand creation for the quarter was up 27% and our expectation for the year is that we're going to be at or slightly above the rate of revenue growth for demand creation and that for overall SG&A. If you take out the impact of the stock options, we think we're going to be at about the rate of revenue growth. We are going to be leveraging operating overhead as we continuously target and we're going to be doing some investing in demand creation, but the net of all of that is that we're going to be growing SG&A at about the rate of revenue growth. I think the way I articulated it was at or slightly below the rate of revenue growth; okay?

Margaret Mager - Goldman Sachs Analyst

 Yes.

Don Blair - NIKE, Inc. Vice President and Chief Financial Officer

The phasing of the demand creation, on a year-to-date basis, demand creation is up about 23% and what you have to bear in mind, I know you know this Margaret, is last year we were very light in the first three quarters. We spent quite a lot against the World Cup in the fourth quarter so what we're seeing is fairly significant growth in the first three quarters of the year and we're going to expect to see a fairly significant decline in demand creation spending in the fourth quarter.

I'm going to, if I can, jump over your question about the campaigns and hand that one off to Charlie, but as far as gross margin is concerned, the FX impact on gross margin for this year is pretty modest. As you know, we're largely hedged at this stage of the year. We did have some optionality in our hedging position, so there were probably a couple of pennies in the quarter and there may be a couple of pennies over the balance of the year, but it's really not material for this year. And if you think about the other drivers of gross margin as we said we were going to do. We've taken quite a few steps that we controlled to work on offsetting some of the macros. We do still see pressure coming out of Asia around labor costs. We've seen some currency appreciation in Asia, and there's still a little bit of oil flowing into the cost structure.

Balancing that on the other side is that we've made great progress in Lean manufacturing. We're currently at about 30% of our footwear product is coming off of lean lines, and so we're really feeling good about that. We've done quite a lot of work in terms of engineering products for improved profitability. As we've said to you folks before that when we launched products and then we work the profitability equation and we've done that with the Metro product for example. So as you saw, our gross margin results for this quarter were only down 10 basis points. So we've been able to work through offsetting some of those pressures and we're feeling pretty good about our ability to continue to drive the margins over the long haul. So I'm going to turn this over to Charlie to talk a little bit about the texture on demand creation.

Charlie Denson - NIKE, Inc. President of NIKE Brand

Thanks, Don. Hi, Margaret. I guess maybe before I answer the question I do have one prepared remark for everybody and that is to wish everybody a happy holidays and a very prosperous New Year.

As far as the demand creation and the energy that we'll be stirring up a little bit in the second half, we're actually pretty excited about a couple things. Mark mentioned a little bit about the Air Force One, Air Force 25 campaign that will be a focal point for NIKE basketball and the USA. The center piece of that will be around the All Star game with some intermittent launches of product both at a macro level and at a micro level, between now and then as we ramp this thing up, but I have to admit it's one of the more exciting focus campaigns we've put together in quite some time.

And I think the other thing that's exciting about it is not just NIKE only. When we talk about what's going on in Las Vegas, at the All Star game, some of the energy that we're driving behind the Jordan Brand, the Converse Brand, and the Starter Brand is going to really -- I think it's going to be a lot of fun. I think the other thing that the basketball focus gives us is this chance to really talk about performance and culture together, and I think the Air Force One, Air Force 25 is probably one of the best examples of using the old to influence the new and vice versa, and so we're very excited about that. We've got a lot of the product on some of the key NBA players right now. That's the USA.

And as we move over to Europe, we are talking about a Just Do It campaign built around basically two sports. It will be soccer or football in early spring and then as we move forward both in Europe and the USA into the spring season, again, referencing some of what Mark talked a little bit about this Performance Sport Essential package that we're pretty excited about and that will be marketed together with some of the new Free footwear product, and so you'll see those efforts going on both in spring and late spring across the pond so to speak.

And then finally, over in Asia, one of the things Japan will jump on is the Air Force One bandwagon. It's a very influential and important franchise for that marketplace over there and what we'll see some of that activity take place alongside the USA calendar in Japan, and China, we'll continue to build off the successes that we've just had at the Asian games. In Doha where we outfitted 21 out of the 28 Chinese Olympic Federations and I think they won over 160 Gold medals at the Asian games. So a little bit of a prelude to Beijing and we'll continue with that Just Do It campaign that we're going to stick with all the way up into the '08 Olympic period, and so the Asian game performance will be a focal point of that. That's kind of a round the world summary of some of the demand creation spend we'll be doing.

I think the last thing that I would just say going into fall, NIKE+, again, will be important to us as well as this new concept that I think we'll probably get a chance to show you a little bit more about in February, which we call the Zoom Air initiative and we talk about low profile and how important it is in some parts of the world. This is a new and exciting new approach to both technology and performance as well as aesthetic and sport culture.

 Margaret Mager - Goldman Sachs Analyst

Okay, well, we're looking forward to February and in the meantime, have a wonderful holiday.

Pamela Catlett - NIKE, Inc. Vice President of Investor Relations

Thank you, Margaret.

Operator

 We'll go next to John Shanley with Susquehanna Financial.

 John Shanley - Susquehanna Financial Analyst

 Good afternoon, folks.

Mark Parker - NIKE, Inc. President and Chief Executive Officer

 Hi, John.

John Shanley - Susquehanna Financial Analyst

The market, Charlie, our research panel data shows that Air Force One sales year-to-date in the U.S. are down about 20%. Are you anticipating that you may be able to reverse this trend with the introduction of all of the new Air Force One and 25 shoes that you have coming out for this upcoming spring selling season?

Charlie Denson - NIKE, Inc. President of NIKE Brand

Well, I guess the short answer would be yes, so remember the Air Force One is really a controlled and allocated number, almost on a month, well, not almost; it is on a monthly basis. So we really measure how much product we put out into the marketplace and we do it even right down to the door level. So we actually, some of that throttling down was in anticipation of this launch, and the idea that we're building off of both the new version of the Air Force One which you'll see, you've seen a lot of permutations, I think you are going to see a lot more and I think you're going to see some price elasticity in that and then I think with the new Air Force 25, it really starts to build a new franchise on top of the old one.

John Shanley - Susquehanna Financial Analyst

Can you give us a sense in terms of how big the Air Force One shoe is in comparison to the rest of the NIKE Brand and maybe something in terms of what it contributes to your bottom line?

Mark Parker - NIKE, Inc. President and Chief Executive Officer

Well, I want to go back to a comment you made about the Air Force One sales being down. That's not what we're seeing. In fact we've seen some good increase on Air Force One over this past six months or so. That being said, to Charlie's point, we're trying to keep a reign on that and manage the marketplace because this is a very important franchise product for NIKE and we intend to keep it that way. We will see some very exciting activity around that shoe, both culture based as Charlie said, and performance based, not just leading up to the All Star game but throughout the year. So we're actually very bullish on where we stand and where we are going over this next year plus, I should say, for that Air Force One, Air Force 25 product.

 John Shanley - Susquehanna Financial Analyst

 Okay. Fair enough.

Mark Parker - NIKE, Inc. President and Chief Executive Officer

So put that out there and as far as, I mean it's a very significant, I'm not going to give you a number here but it's a very significant piece of our urban based sport culture product line. We feel like it's -- we have control on that in the marketplace, the numbers are under control. That being said, we feel like there's significant upside opportunity, not just in terms of growth in pair-age but also growth in the average price per pair around that franchise. You're going to see some pretty interesting things going on in terms of that product and how we interpret it and how we push premium levels around that product over the next 12 months.

John Shanley - Susquehanna Financial Analyst

We've seen indications that we're getting up into the stratosphere with that product with some of the alligator and some other products that's coming in January it should be real exciting.

On another question, Don, on inventories; again this is the fourth quarter of inventories outpacing the rate of sales growth. Can you give us a sense of where the inventory overhang is mostly centered? Is it in the United States and is the game plan to use the outlet stores as the main way of bringing those inventory levels into balance with sales?

Don Blair - NIKE, Inc. Vice President and Chief Financial Officer

John, there's inventory in several spots, but some of it's in the U.S. Some of it's in Europe. There are a number of different approaches we use, as you know, a lot of different channels. We usually use a blend of both our own retail stores as well as third party close out channels.

John Shanley - Susquehanna Financial Analyst

 Okay. How many outlet stores do you have in the U.S. and Europe now, Don?

Don Blair - NIKE, Inc. Vice President and Chief Financial Officer

 I'll have to look that one up for you, John.

John Shanley - Susquehanna Financial Analyst

 Has it been growing?

Don Blair - NIKE, Inc. Vice President and Chief Financial Officer

 Yes.

 John Shanley - Susquehanna Financial Analyst

 In terms of the number of those units?

Don Blair - NIKE, Inc. Vice President and Chief Financial Officer

We have been adding outlet stores and our model really is that we want to ideally close out, we think, between 70 and 80% of our own close outs. We think that's the most efficient and profitable way to close out product. In most markets around the world we're not to that level yet, so we think there's opportunity for us to close out more of our own excess product and do it profitably so that's why we've been adding outlet stores.


 Pamela Catlett - NIKE, Inc. Vice President of Investor Relations

 John, we have as of the end of the quarter 264 factory outlet stores.

Don Blair - NIKE, Inc. Vice President and Chief Financial Officer

 Worldwide.

Pamela Catlett - NIKE, Inc. Vice President of Investor Relations

 Worldwide.

John Shanley - Susquehanna Financial Analyst

The question was, Pam, on how many in Europe and how many in the U.S. specifically?

Pamela Catlett - NIKE, Inc. Vice President of Investor Relations

 We'll have to do a little digging on that one.

John Shanley - Susquehanna Financial Analyst

 Fair enough. Thank you.

Operator

 We'll go next to Virginia Genereux with Merrill Lynch.

 Virginia Genereux - Merrill Lynch Analyst

 The factory store count is in your 10-K.

Pamela Catlett - NIKE, Inc. Vice President of Investor Relations

Thank you, but I don't have everything memorized. Thanks for pointing it out Virginia.

Virginia Genereux - Merrill Lynch Analyst

I know, I didn't mean for you, I meant to Shan man. And you do the domestic and international. I'm looking at it.

Mark Parker - NIKE, Inc. President and Chief Executive Officer

 Thanks.

Virginia Genereux - Merrill Lynch Analyst

 Anyway, my two questions are and happy holidays to all of you all.

 Pamela Catlett - NIKE, Inc. Vice President of Investor Relations

 Happy holidays.

Virginia Genereux - Merrill Lynch Analyst

First Don maybe is higher pricing helping to sort of alleviate the margin pressure given all of the input cost increases and why couldn't you raise prices a bit considering the run we've had in oil and things?

Don Blair - NIKE, Inc. Vice President and Chief Financial Officer

There is a piece of pricing in some of the offsets, Virginia, and that's really been the U.S. We really haven't seen any significant amount of pricing in other markets and we talked about this before, but the way we do this is pretty surgical based on individual products and individual categories so this is not a business where you can take pricing across-the-board. It's really trying to make sure that you've got the right value proposition for each category and each consumer demographic and each geography. So there are places where we've had the opportunity to do that selectively and the U.S. has been the place where really there's been kind of some movement, but it really isn't 100% of the product line by any stretch of the imagination.

Mark Parker - NIKE, Inc. President and Chief Executive Officer

I'll add we'll continue to look at those opportunities over this next 3 to 6 months and beyond, obviously. I should point out that our over 100 dollar footwear sector for NIKE is up over 20% over this last quarter, which is a great sign and we want to do everything we can to keep that moving in that direction.

Virginia Genereux - Merrill Lynch Analyst

That's helpful and thank you, Mark. So it sounds like you could be at the earlier, there could be additional pricing action?

Mark Parker - NIKE, Inc. President and Chief Executive Officer

Like I said, we continue to look at that and we do see some opportunities so we'll make sure that we take advantage of that wherever we can.

Virginia Genereux - Merrill Lynch Analyst

 Right. And secondly if I may, just wondering what you all think, and Charlie I'd love to hear from you too, on owned retail, and I ask this because Adidas and Puma are opening their own stores, their own retail sales are up like, running up like almost 40% year-over-year, opening a lot of their own stores and I think a lot of their own full price stores. So you guys have talked about outlet and that makes a lot of sense Don, on the clearance, managing your own close outs, but what about full price owned retail, and maybe anything you've learned from sort of the goddess, the catalogue businesses that you all talked about. Is that an opportunity for you guys and how do you think about the channel conflict if at all?

Charlie Denson - NIKE, Inc. President of NIKE Brand

Virginia this is Charlie. Let me take that one first and Don and Mark can chime in, but owned retail has always been -- has not been our preferred path of distribution. That being said, I think we own a lot of retail and we manage a lot more of it and so we've actually started to build a fairly decent competency around our ability to execute there. I think when you think about places outside the United States, we've taken a much stronger and a little bit more aggressive approach on the owned and certainly the partnered model where we've built partnerships with people and built NIKE only or model Brand stores and as far as the consumer is concerned those are NIKE stores and whether the financial arrangement is different or not, and I think that's proved to be a very effective tool for us and I think as you look and think about Western Europe and the United States, we have an opportunity to do some more retail.

I think what we want to do is continue to operate it well and we want to continue to use it as a, I think, as a leading indicator or influencer in developing new retail concepts and what I think is going to become probably more important than ever in the future is this thing that we're calling the consumer experience and how the consumer interacts with the Brand at point-of-sale and after the point-of-sale and I think the NIKE Plus example is a great one as far as how it's changing the landscape of running and it's happening after point-of-sale, and we're developing a much deeper and more meaningful relationship with consumers in a whole new world and I think the retail environment is going to be part of that.

Mark Parker - NIKE, Inc. President and Chief Executive Officer

I will add too that we're committed to be a better retailer, to be a better retailer vertically. Really, with the intent to be a better wholesale partner, and to put ourselves in a better position to more effectively lead and manage the marketplace, so that's really important to us. I mean, we can't really lead as effectively as I think we need to if we don't increase our competencies around retail. So you're going to see an increasing commitment to that from NIKE in the quarters ahead, fiscal years ahead, and you'll also see more of a commitment from NIKE in the E-commerce channel. This is a big opportunity for us. It's currently underdeveloped so we see significant opportunities to grow that piece of our marketplace.

Virginia Genereux - Merrill Lynch Analyst

Well, your women's catalogue looks great. Thank you very much.

Pamela Catlett - NIKE, Inc. Vice President of Investor Relations

Thank you, Virginia, and if I could just interject to answer the factory outlet question so we can all sleep at night, the U.S, we have 96 factory outlet stores, Europe 62, Asia 37, Americas 20, those are NIKE Brand at the end of Q2 and the subsidiaries group have 49 which should equal 264.

Operator

 We'll go next to Kate McShane with Citigroup.

 Kate McShane - Citigroup Analyst

 Hi, thank you. What is driving the better futures in Europe? Is it any kind of improvement in the UK and/or France and if things aren't improving in the UK because of the continuing price war there, what is NIKE's long term strategy for that country?

Charlie Denson - NIKE, Inc. President of NIKE Brand

Kate, this is Charlie. Well, the futures numbers in Europe, I think, I would say we're not pleased or happy with. I think we both -- we all feel that we have a lot more opportunity out of the Western European marketplace. They are being affected probably the most by France and the UK and I think one of the things that we've talked about with the UK is the challenging marketplace there. I would just say today that retrospectively, that marketplace was probably worse off than maybe we thought and that certainly, the overall consumer confidence traffic patterns at retail have hindered our ability to turn that thing around a little bit quicker.

I think that being said, we're going to continue to do what we said we have been doing which is moving distribution and working on Brand presentation into a place where we feel confident is a long term position for us both on a business basis and a Brand basis. And I think the other thing is it's important to continue to remind everybody how important the UK marketplace is overall with respect to the European market. We're going to continue to invest in it. We think we can do a lot better job around product. That goes for both footwear and apparel and right now, nobody's winning in Europe. There's nobody -- we're not getting beat from a Brand standpoint. I think it's just a tough environment and we think we can turn it around but it's going to continue to take a little bit more time.

I think the other thing that we said is that the European marketplace is still a great growth opportunity for the Brand and when you look at the landscape across Western Europe and Central Europe, that group continues to deliver growth for us, even despite the fact that their number one size market in the UK has been an under performer now for going on nine, ten months and so I think that team continues to find ways to deliver the growth.

France is a totally different environment. Still challenging from a distribution standpoint but I think we've just underperformed as a Brand there and we've changed our management team out there. We feel great about the group that's in there and we're starting to see some positive signs out of France, and so it's work in progress, but still pretty bullish on the European marketplace.

 Kate McShane - Citigroup Analyst

Okay. And then just switching gears very quickly, can you update us on the Starter Brand and if there are any near term plans to expand that Brand further into other Wal-Mart stores here and/or internationally?

Mark Parker - NIKE, Inc. President and Chief Executive Officer

Well, actually, Starter is represented in about 80% of the Wal-Mart locations in the U.S. on the apparel side. We've been challenged a bit to really get the footwear piece of that business up and going with Wal-Mart, but we're continuing to commit to that and we think there's significant upside on the footwear front moving forward. We also have a commitment that we're making with Payless with a new Brand that we're coming out with called Tailwind and we see a significant upside on that opportunity for NIKE and for Payless as well, so that's coming up here soon, early in this next year. So we see - and then we just signed a fairly significant deal with NASCAR relative to the Starter Brand, so we see some upside there as well. So it's a big opportunity for us and we're committed to sticking with it.

 Kate McShane - Citigroup Analyst

 Okay, thank you very much.

Operator

 We'll go next to Jeffrey Edelman with UBS.

 Jeffrey Edelman - UBS Analyst

Thank you. A follow-up question on Europe. Charlie, would you discuss a little bit what's happening in terms of mix, low profile versus performance and how that's influencing the average selling price and what kind of unit trend are we seeing?

 Charlie Denson - NIKE, Inc. President of NIKE Brand

Yes, Jeff, the low profile silhouette is still the dominant silhouette in Europe. We introduced the Air Max product worldwide here the last year and I think it did remarkably well in the U.S. It did very well in Asia, China, Japan, et cetera, and most of Europe, it did not do as well as we had hoped or expected and I think the reason was because the strength and the dominance of that low profile silhouette in the footwear business. So we see it continuing. That being said, I think Mark touched on it a little bit earlier. Our Metro business, our low profile business is up dramatically, and--.

 Don Blair - NIKE, Inc. Vice President and Chief Financial Officer

 Over 350%.

Charlie Denson - NIKE, Inc. President of NIKE Brand

So that's pretty dramatic, and we continue to do some things around that business that have been received very well this spring and I think we mentioned this concept that we're building around Zoom and the performance execution of that opportunity will really be targeted and I think it's going to be a little bit more successful for fall, and so it's still a pretty dominant, it holds a pretty dominant position in that market.

Mark Parker - NIKE, Inc. President and Chief Executive Officer

 Let me just add too, obviously, we were a bit late to that party, but fully committed to realizing not just the low hanging fruit that we've picked up here over the last two years or so, but to really now bring innovation to that segment, and what you'll see coming here in the late summer, fall with the Zoom pack will be a good indication of where we think we can take that from a real innovation standpoint.

 Jeffrey Edelman - UBS Analyst

Okay, so is this helping the average selling price stabilize or do we still see it down a little while longer?

 Mark Parker - NIKE, Inc. President and Chief Executive Officer

I think it's starting to stabilize. I don't -- I think we're through most of it but it's starting to stabilize a little bit.

 Jeffrey Edelman - UBS Analyst

Good, and then just one other point. Charlie, in the last call, you talked about trying to give a little more support to some of the mall-based retailers and generate some excitement. Could you talk a little bit about what you're doing and what kind of experience you've had?

 Charlie Denson - NIKE, Inc. President of NIKE Brand

Yes. I don't want to -- we're working on a few things that I'm going to hold my powder on a little bit, but I think one of the biggest challenges that we face right now in the U.S. as good as that business is and has been is the ability to create energy and profitability in the mall and I think it's not something that we're ignoring and we're actually working with some of the partners, actually all of our partners in the mall and primarily the big ones, the obvious ones and trying to build new concepts and some new directions for them to pursue that both is enabling us from a Brand standpoint and building on the successes we've had.

I think one of the things that I mentioned earlier is this whole consumer experience piece and we really feel strongly about what our opportunities are here and we've got some things that we've been working on that we're pretty excited about that have yet to be introduced to the retail marketplace and maybe we'll give you a little bit more insight on that in February and then this idea around a category focus that we're building on from an organizational standpoint has a lot of retail opportunity as we establish a much deeper and broader relationship with each of these different consumer types.

 Jeffrey Edelman - UBS Analyst

 Okay. Great. Thank you. Happy holidays.

 Pamela Catlett - NIKE, Inc. Vice President of Investor Relations

 Thank you. We have time for one more question.

Operator

 We'll take our final question from Omar Saad with Credit Suisse.

 Omar Saad - Credit Suisse Analyst

Thanks. Mark, is there any chance I can get you to elaborate on the comment you made at the beginning about focusing on fewer high return opportunities?

Mark Parker - NIKE, Inc. President and Chief Executive Officer

Yes, actually, one of my favorite topics as people around here will tell you. We see that there's a smaller percentage of our business that often, almost always represents a higher percentage of return, so in other words not all opportunities are created equal. So very simply, our focus is to really make sure that we're lining up against the biggest growth opportunities and we talked a lot about that relative to the category dimension of our business and we also look at it from the geography or the geographical segment or the dimension of our business.

So as you look geographically, as you look categorically and in a different consumer segments and even down to price points you can see that there's some fairly significant upside opportunities where we're under penetrated, so what we're really focused on is how do we, I often call this the optimization scheme, we're in a giant optimization scheme, unlimited opportunities in a sense, but limited resources, so how do we get the most out of those resources that we have to invest against the opportunities? So that's really what's driving a lot of the focus in the organization around categorical segmentation, the old what we used to call segment to grow, but really more effectively differentiating the marketplace so we can grow the market.

So that we are focused on our core categories, Charlie has mentioned this before as have I. Certainly, running basketball, soccer, worldwide, the women 's business is significant. We see upside opportunities in more on the periphery, but pretty significant upside around skate and the action sports area, so really what we're trying to do is line up our resources and our assets against those bigger opportunities and try to increase the optimization scheme. And I mentioned before E-commerce as a retail channel, one of the fastest growing retail channels on the planet and we are under-penetrated so that's another good example of a channel based opportunity where we have a lot of upside. So it's really, again, all about lining up against where the biggest opportunities are, and you'll hear a lot more about this when we get together in February.

 Omar Saad - Credit Suisse Analyst

Okay, great. And then also wanted to ask you about -- with the strength in your balance sheet and the amount of cash you have on hand, looking at the Converse business, I mean, it's obviously a business that's worth a lot much more today than it was when you brought it in. You've done a great job there. It's growing quite well. How do you think about potentially -- given the success of that deal, how do you think about potentially looking at other acquisition possibilities?

Mark Parker - NIKE, Inc. President and Chief Executive Officer

Well, we are looking at other acquisition opportunities. There's nothing specific on the agenda right now that we can talk about. We are hunting, that's a part of what we do. We have cash and we're obligated to try to get the most use out of that cash. Acquisitions are one of the ways we can put that cash to use, but there are no specific acquisitions on the radar screen right now, but I will add that quickly that we're actively looking.

 Omar Saad - Credit Suisse Analyst

Okay. Is there a specific way you think about it that you can share with us?

 Mark Parker - NIKE, Inc. President and Chief Executive Officer

Well, taking a more proactive view, I think in our history, I think it's safe to say that we've been a bit more reactive on the acquisition front so we're actually taking a much more proactive view looking again back to the previous question you had on how do you optimize your growth opportunity, so we're looking at under penetrated segments where we think we can add some value with NIKE Brand competencies that might be added to an acquisition to help accelerate growth potential, so it's really looking at under penetrated areas and areas that have more upside that we don't necessarily want to go after with the NIKE Brand, so that's about as much as I'll say on that.


 Omar Saad - Credit Suisse Analyst

 Excellent.

 Mark Parker - NIKE, Inc. President and Chief Executive Officer

 Yes.

Omar Saad - Credit Suisse Analyst

 Very very much appreciated.

 Mark Parker - NIKE, Inc. President and Chief Executive Officer

 Yes.

Pamela Catlett - NIKE, Inc. Vice President of Investor Relations

Okay, thank you, everyone, for joining us. We appreciate your time and interest and we look forward to seeing all of you in February here in Beaverton. Take care.

Operator

 Thank you, everyone. That does conclude today's conference. You may now disconnect.